EXHIBIT 99.2

inTEST Corporation

THIRD QUARTER 2020 FINANCIAL RESULTS ANNOUNCEMENT

CONFERENCE CALL SUPPLEMENTAL INFORMATION

NOVEMBER 10, 2020

inTEST Corporation (NYSE American: INTT) is providing Supplemental Information in conjunction with our 2020 third quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, Tuesday, November 10, 2020, at 8:30 am EST. To access the conference call, please dial (323) 794-2598 or (800) 458-4121. The passcode for the conference call is 1878028. Please reference the inTEST 2020 Q3 Financial Results Conference Call. In addition, a live webcast will be available on inTEST’s website, www.intest.com under the “Investors” section and a replay of the webcast will be available for one year following the live broadcast.

The historical roots of inTEST serve the inherently cyclical semiconductor market. In addition, we also serve a number of diversified growth markets for our precision equipment. As the cornerstone of inTEST, the semiconductor market (Semi Market) is an important component of our business. Complementing this market is our ‘Non-Semi’ market, which is referred to as ‘Multimarket.’ ‘Multimarket’ represents our diversification and refers to any markets other than the semiconductor market. This stems from our strategic objective of growing our business in non-semiconductor markets both organically as well as through acquisition. It is important to note that business within our Thermal segment can fall into either ‘Semi’ or ‘Multimarket,’ depending upon how our customers utilize our products or upon their respective applications.

Please see the “Reconciliation of Net Earnings (GAAP) to EBITDA (Non-GAAP)” later in this document for more details on this non-GAAP financial measure, as well as a reconciliation from net earnings to EBITDA.

Summary of Business and Financial Highlights

Today we reported the following results for the third quarter of 2020:

●

Bookings were $14.4 million, up 4% from $13.9 million reported for Q2 2020, and up 4% from $13.9 million reported for Q3 2019. Multimarket bookings were 50% of total bookings for Q3 2020, compared to 48% in Q2 2020 and 52% in Q3 2019.

●

Net revenues were $14.4 million, up 9% from $13.3 million reported for Q2 2020, and down 1% from $14.6 million reported for Q3 2019. Multimarket net revenues were 49% of total net revenues for Q3 2020, compared to 48% in Q2 2020 and 51% in Q3 2019.

●	Gross margin was $6.5 million or 45%, compared to $6.1 million or 46% reported for Q2 2020, and down from $7.2 million or 49% reported for Q3 2019.
●	Operating income was $427,000, up from operating income of $201,000 reported for Q2 2020 and down from operating income of $806,000 reported for Q3 2019.
●

Net earnings were $458,000 or $0.04 per diluted share, up from net earnings of $170,000 or $0.02 per diluted share reported for Q2 2020, and down from net earnings of $647,000 or $0.06 per diluted share reported for Q3 2019.

Summary of Bookings and Net Revenues

Bookings by end market served in dollars and as a percentage of total bookings and net revenues by end market served in dollars and as a percentage of total net revenues for the periods presented:

($ in 000s)	Three Months Ended
					Change				Change
	9/30/2020		6/30/2020		$	%	9/30/2019		$	%
Bookings
Industrial	$5,206	36.1%	$3,476	25.0%	$1,730	49.8%	$4,978	35.9%	$228	4.6%
Electronic Test	1,958	13.6%	3,143	22.6%	(1,185)	-37.7%	2,277	16.4%	(319)	-14.0%
Multimarket (Non-Semi)	$7,164	49.7%	$6,619	47.6%	$545	8.2%	$7,255	52.4%	$(91)	-1.3%
Semi Market	7,263	50.3%	7,299	52.4%	(36)	-0.5%	6,602	47.6%	661	10.0%
	$14,427	100.0%	$13,918	100.0%	$509	3.7%	$13,857	100.0%	$570	4.1%

Net Revenues
Industrial	$4,220	29.3%	$3,899	29.5%	$321	8.2%	$5,758	39.4%	$(1,538)	-26.7%
Electronic Test	2,836	19.6%	2,518	19.0%	318	12.6%	1,748	11.9%	1,088	62.2%
Multimarket (Non-Semi)	$7,056	48.9%	$6,417	48.3%	$639	10.0%	$7,506	51.3%	$(450)	-6.0%
Semi Market	7,387	51.1%	6,858	51.7%	529	7.7%	7,126	48.7%	261	3.7%
	$14,443	100.0%	$13,275	100.0%	$1,168	8.8%	$14,632	100.0%	$(189)	-1.3%

Third quarter 2020 Multimarket bookings were $7.2 million, or 50% of total bookings, compared with $6.6 million, or 48% of total bookings in the second quarter.

Third quarter 2020 Multimarket net revenues were $7.1 million, or 49% of total net revenues, compared with $6.4 million, or 48% of total net revenues in the second quarter.

Top 10 customers represented 35% of year-to-date net revenues as of the end of the third quarter and there were no customers that exceeded 10% of net revenues on a year-to-date basis.

Net revenues shipped into China for the nine months ended September 30, 2020 were $3.1 million or 8% of consolidated net revenues.

Summary of Component Material Costs, Cost of Revenues and Gross Margin

Component material costs, cost of revenues and gross margin in dollars and as a percentage of total net revenues in the periods presented:

($ in 000s)	Three Months Ended
	9/30/2020		6/30/2020		9/30/2019
Consolidated
Component material costs	$5,033	34.8%	$4,378	33.0%	$4,595	31.4%
Cost of revenues	$7,993	55.3%	$7,208	54.3%	$7,427	50.8%
Gross margin	$6,450	44.7%	$6,067	45.7%	$7,205	49.2%

Third quarter 2020 gross margin was $6.5 million, or 45%, as compared with $6.1 million, or 46%, in the second quarter. The reduction in the gross margin percentage was primarily the result of an increase in our consolidated component material costs from 33.0% in Q2 to 34.8% in Q3. The increase in our component material costs in the third quarter of 2020 was driven by changes in both customer and product mix in our Thermal segment. This increase was partially offset by an improvement in the absorption of our fixed manufacturing costs, which increased in absolute dollar terms by $56,000 or 2% sequentially, but decreased as a percentage of net revenues from 18% in the second quarter to 17% in the third quarter due to the higher net revenue levels. The increase in our fixed manufacturing costs was driven by increased salary and benefits expense in our Thermal segment.

Summary of Results of Operations

Results of operations in dollars and as a percentage of total net revenues in the periods presented:

	Three Months Ended
(Amounts in 000s, except per share data)					Change				Change
	9/30/2020		6/30/2020		$	%	9/30/2019		$	%
Net revenues	$14,443	100.0%	$13,275	100.0%	$1,168	8.8%	$14,632	100.0%	$(189)	-1.3%
Cost of revenues	7,993	55.3%	7,208	54.3%	785	10.9%	7,427	50.8%	566	7.6%
Gross margin	6,450	44.7%	6,067	45.7%	383	6.3%	7,205	49.2%	(755)	-10.5%
Selling expense	1,747	12.1%	1,761	13.3%	(14)	-0.8%	2,044	14.0%	(297)	-14.5%
R&D expense	1,316	9.1%	1,217	9.2%	99	8.1%	1,261	8.6%	55	4.4%
G&A expense	2,960	20.5%	2,888	21.7%	72	2.5%	3,094	21.1%	(134)	-4.3%
Operating expenses	6,023	41.7%	5,866	44.2%	157	2.7%	6,399	43.7%	(376)	-5.9%
Operating income	427	3.0%	201	1.5%	226	112.4%	806	5.5%	(379)	-47.0%
Other income (expense)	6	0.0%	(18)	-0.1%	24	133.3%	(12)	-0.1%	18	150.0%
Pre-tax income	433	3.0%	183	1.4%	250	136.6%	794	5.4%	(361)	-45.5%
Income tax expense (benefit)	(25)	-0.2%	13	0.1%	(38)	292.3%	147	1.0%	(172)	-117.0%
Net income	$458	3.2%	$170	1.3%	$288	-169.4%	$647	4.4%	$(189)	29.2%

Diluted EPS	$0.04		$0.02				$0.06
Weighted Avg Shares - diluted	10,288		10,259				10,430

EBITDA	$908	6.3%	$672	5.1%	$236	35.1%	$1,276	8.7%	$(368)	-28.8%

Results of Operations Highlights

Selling expense decreased by 1% sequentially to $1.7 million for the third quarter. The $14,000 decrease was driven primarily by reduced salary and benefit costs.

Engineering and product development expense increased 8% sequentially to $1.3 million for the third quarter. The $99,000 increase was primarily driven by higher levels of spending on product development materials and increased patent legal costs.

General and administrative expense increased 3% sequentially to $3.0 million in the third quarter. The $72,000 increase was driven primarily by non-recurring costs related to our recent CEO transition, which totaled $248,000 in the third quarter.

Other income was $6,000 in the third quarter compared to other expense of $18,000 in the second quarter. Other income in the third quarter was driven by increased foreign exchange gains during the period while other expense in the second quarter was driven by the interest expense on borrowings made under our working capital line during the second quarter that we repaid prior to 6/30/2020.

We booked an income tax benefit of $25,000 in the third quarter, reflecting a (6)% effective tax rate. This compares to $13,000 of income tax expense accrued in the second quarter, which reflected an effective tax rate of 7%. We expect that our effective tax rate in the fourth quarter will range from 25% to 26%.

For the quarter ended September 30, 2020, we had net earnings of $458,000 or $0.04 per diluted share, compared to $170,000 or $0.02 per diluted share for the second quarter. As previously noted, included in third quarter results were non-recurring costs associated with our CEO transition, and when tax effected these costs amounted to $0.02 per share. Excluding these non-recurring costs, our third quarter net earnings would have been $0.07 per diluted share.

Diluted weighted average shares outstanding were 10,287,562 for the third quarter of 2020. We issued 155,110 shares of restricted stock during the third quarter, had forfeitures of 52,060 shares of restricted stock and did not repurchase any shares.

Depreciation expense was $164,000 for the third quarter (compared to $155,000 for the second quarter), while acquired intangible amortization was $307,000 (compared to $309,000 for the second quarter). Restricted stock compensation expense was $85,000 for the second quarter of 2020 (compared to $208,000 for the second quarter). The third quarter restricted stock compensation expense included the impact of the reversal of $117,000 in previously accrued stock compensation expense on restricted stock and option awards issued to our former CEO that were forfeited upon his resignation.

EBITDA increased from $672,000 for the second quarter to $908,000 reported for the third quarter.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at the end of the third quarter were $9.5 million, up $2.1 million from June 30, 2020. During the quarter we had cash flow provided by operations of $2.3 million. Cash at September 30, 2020, included $1.4 million in customer deposits, which increased $722,000 during the third quarter. Today cash stands at $11.1 million. We currently expect cash and cash equivalents to decrease by 12/31/20 due to working capital demands as well as to fund tenant improvements on our NJ facility.

Accounts receivable increased $76,000 to $9.5 million at September 30, 2020 with 61 DSO.

Inventories decreased $1.0 million to $6.9 million at September 30, 2020, which corresponded to 124 days of inventory.

Capital expenditures during the third quarter were $330,000, up from $110,000 in the second quarter. Included in the third quarter capital expenditures was $202,000 for tenant improvements to our Mt. Laurel, NJ facility related to our EMS facility consolidation. We expect to spend another $202,000 in the fourth quarter to complete these tenant improvements.

The backlog at the end of September was $8.7 million, essentially unchanged from June 30, 2020.

Reconciliation of Net Earnings (GAAP) to EBITDA (Non-GAAP)

($ in 000s)	Three Months Ended
	9/30/2020	6/30/2020	9/30/2019

Net earnings (GAAP)	$458	$170	$647
Acquired intangible amortization	307	309	312
Interest expense	4	25	-
Income tax expense (benefit)	(25)	13	147
Depreciation	164	155	170
EBITDA (Non-GAAP)	$908	$672	$1,276

Non-GAAP Results

In addition to disclosing results that are determined in accordance with GAAP, we also disclose EBITDA, which is a non-GAAP financial measure. EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense and depreciation to net earnings. This non-GAAP financial measure is provided as a complement to the results provided in accordance with GAAP. EBITDA is a non-GAAP financial measure presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges, income tax expense (benefit) and depreciation as these expenses or income items may not be indicative of our current core business or future outlook. This non-GAAP financial measure is used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. A reconciliation from net earnings to EBITDA, is contained in the table above. The presentation of a non-GAAP financial measure is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Summary of Non-Recurring Costs

Description	Q3 20	Q4 20
		Low	High
Costs associated with the CEO transition	248,032	20,000	20,000

EMS Restructure and Consolidation
Severance		50,000	100,000
Facility consolidation costs (moving, production start up)		300,000	400,000
Lease impairment charge		700,000	800,000
Total EMS Restructure and Consolidation	-	1,050,000	1,300,000

MA Lease Space Reduction		100,000	200,000

Other Items (including renewal of $50M shelf S-3)		200,000	300,000
	248,032	1,370,000	1,820,000
Earnings adjusted for non-recurring items:
Q3 20 GAAP Net Income	458,000
Q3 20 Diluted Average Shares Outstanding	10,287,562
Q3 GAAP Diluted Net EPS	$0.0445

Q3 20 Tax effected non-recurring items - $	233,646
- per share	$0.0227

Q3 GAAP Net Income plus non-recurring items - $	691,646
- per share	$0.0672

	Low	High
Q4 20 Tax effected non-recurring items - $	1,030,240	1,368,640
- per share	$0.10	$0.13

Q4 20 Estimated Diluted Net EPS GAAP Range	$(0.08)	$(0.03)
Q4 20 Estimated Diluted Net EPS GAAP plus non-recurring items Range	$0.02	$0.10

Q4 20 Estimated Diluted Adjusted Net EPS Non-GAAP Range	$(0.05)	$-
Q4 20 Estimated Diluted Net EPS Non-GAAP plus non-recurring items Range	$0.05	$0.13

Forward-Looking Statements

This supplemental information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” or “anticipates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this supplemental information, such risks and uncertainties include, but are not limited to, the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations, including as a result of evolving public health requirements in response to the pandemic such as government mandated facility closures, availability of employees, supply chain and distribution interruptions, customers’ inability or refusal to accept product deliveries and the sufficiency of our current level of working capital to address our cash requirements; indications of a change in the market cycles in the Semi Market or other markets we serve including as a result of the COVID-19 pandemic; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors, generally and as a result of the COVID-19 pandemic; the success of our strategy to diversify our business by entering markets outside the Semi Market; our ability to successfully consolidate our EMS operations without any impacts on customer shipments; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers including as a result of the COVID-19 pandemic; success of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2019 and quarterly reports on Form 10-Q for the quarter ended March 31, 2020 and for the quarter ended June 30, 2020 and subsequent quarterly reports on Form 10-Q. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this supplemental information to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

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